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                           [WEIL, GOTSHAL & MANGES LETTERHEAD]

                                    April 29, 1998



Premier Parks Inc.
11501 Northwest Expressway
Oklahoma City, OK  73131

Ladies and Gentlemen:

          We have acted as counsel to Premier Parks Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (Registration No. 333-48307) (as amended to date, the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an Exchange Offer by Premier Parks International Holdings, on behalf of the Company, for all of the outstanding capital stock of Walibi S.A. ("Walibi"). Except as otherwise defined in this letter, all capitalized terms used in this letter have the same meanings given to those terms in the Registration Statement.

          In acting as counsel to the Company as described above, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the factual information set forth in the Registration Statement.

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WEIL, GOTSHAL & MANGES LLP

Premier Parks Inc.
April 29, 1998
Page 2


          In the opinion of Weil, Gotshal & Manges LLP, based on the assumptions and subject to the qualifications set forth therein, the discussion set forth under the heading "United States Tax Consequences of the Exchange Offer" in the Registration Statement, as it relates to legal conclusions and matters of law, accurately describes the material United States federal income tax consequences of the Exchange Offer to each U.S. Holder of Walibi stock.

          The foregoing opinion is based on the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any one of which may be changed, possibly with retroactive effect. No opinion is expressed on any matters other than those specifically referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Weil, Gotshal & Manges LLP